Exhibit 3.1

INLAND REAL ESTATE INCOME TRUST, INC.

ARTICLES SUPPLEMENTARY

Inland Real Estate Income Trust, Inc., a Maryland corporation (the “Company”), hereby certifies to the State Department of Assessments and Taxation of Maryland, that:

FIRST: Under a power contained in Section 3-802(b) of the Maryland General Corporation Law (the “MGCL”), the Company, by resolution of its Board of Directors (the “Board of Directors”), elects, notwithstanding any provision in its charter or bylaws to the contrary, to be subject to Section 3-803 of the MGCL as provided herein, the repeal of which may be effected only by the means authorized by Section 3-802(b)(3) of the MGCL.

SECOND: The election to become subject to Section 3-803 of the MGCL has been approved by the Board of Directors in the manner and by the vote required by law.

THIRD: The undersigned officer acknowledges these Articles Supplementary to be the act of the Company and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Company has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its Chief Financial Officer and attested by its Secretary on this 21st day of July, 2022.

ATTEST:	INLAND REAL ESTATE INCOME TRUST, INC.
/s/ Cathleen M. Hrtanek	/s/ Catherine L. Lynch (SEAL)
Name: Cathleen M. Hrtanek	Name: Catherine L. Lynch
Title: Secretary	Title: Chief Financial Officer

2